Exhibit 99.2

Selected sections from CommonWealth REIT’s (“CommonWealth”) filings (individually, a “Filing”) with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into Item 6 of Amendment No. 2 to the Schedule 13D, filed by CommonWealth with the SEC on March 26, 2013 (the “Amendment No. 2”) by the Reporting Persons (as defined in the Amendment No. 2).

All defined terms used in the selected sections herein without definition shall have the meanings ascribed to such terms in the respective Filing from which such selected section is excerpted.

Excerpts from “Business” section appearing in CommonWealth’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013.

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The Company.    We are a real estate investment trust, or REIT, formed in 1986 under the laws of the State of Maryland. Our primary business is the ownership and operation of real estate, primarily office buildings located throughout the United States. For a discussion and information regarding our operating segments, see our financial statements beginning on page F-1.

As of December 31, 2012, our consolidated portfolio included 440 properties with 71.9 million square feet (excluding properties classified as held for sale) for a total investment of $7.8 billion at cost and a depreciated book value of $6.8 billion. Our wholly owned portfolio includes 345 properties with a combined 47.3 million square feet (excluding properties owned by Select Income REIT, or SIR, our consolidated subsidiary, and properties classified as held for sale), including: (i) 50 office buildings with a combined 21.1 million square feet located in central business district, or CBD, locations, (ii) 218 buildings with a combined 17.4 million square feet located in suburban locations and (iii) 77 industrial & other buildings with a combined 8.8 million square feet. Eleven of our wholly owned properties are office and industrial properties with a combined 1.8 million square feet that are located in Australia.

On March 12, 2012, our then 100% owned subsidiary, SIR, completed an initial public offering and listing on the New York Stock Exchange, or NYSE, of 9,200,000 of its common shares, or the SIR IPO. SIR intends to elect to qualify for taxation as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2012, and to maintain such qualification thereafter. As of December 31, 2012, SIR owned 95 of our consolidated properties with a combined 24.6 million square feet. These properties include 57 properties with a combined 17.8 million square feet located on the island of Oahu, HI, of which a large majority consists of lands which are net leased to industrial and commercial tenants under long term ground leases. As of December 31, 2012, SIR also owned 38 single tenant, net leased suburban office and industrial properties with a combined 6.8 million square feet located throughout the mainland United States. As of December 31, 2012, we owned 22,000,000, or approximately 56.0%, of SIR’s outstanding common shares of beneficial interest, and SIR remains one of our consolidated subsidiaries. See Note 10 to the Notes to Consolidated Financial Statements of this Annual Report on Form 10-K, or this Annual Report, for additional information regarding the SIR IPO.

As of December 31, 2012 we also owned 9,950,000, or approximately 18.2%, of the outstanding common shares of beneficial interest of Government Properties Income Trust, or GOV, a former 100% owned subsidiary of ours that is now separately listed on the NYSE. GOV is a REIT that owns properties located throughout the United States that are majority leased to government tenants.

Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and our telephone number is (617) 332-3990.

Our investment, financing and disposition policies are established by our Board of Trustees and may be changed by our Board of Trustees at any time without shareholder approval. Our investment goals are current income for distribution to shareholders and capital growth from appreciation in the value of our properties. Our income is derived primarily from rents.

Manager.    Our day to day operations are conducted by RMR. RMR originates and presents investment and divestment opportunities to our Board of Trustees and provides management and administrative services to us. RMR is a Delaware limited liability company beneficially owned by Barry M. Portnoy and Adam D. Portnoy, our Managing Trustees. Adam D. Portnoy is also our President. RMR has a principal place of business at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and its telephone number is (617) 796-8390. RMR also acts as the manager to SIR, GOV, Hospitality Properties Trust, or HPT, and SNH, and provides management and other services to other public and private companies, including Five Star Quality Care, Inc., or Five Star, TravelCenters of America LLC, or TA, and Sonesta International Hotels Corporation, or Sonesta. Barry M. Portnoy is the Chairman of RMR, and its other directors are Adam D. Portnoy, Gerard M. Martin, formerly one of our Managing Trustees, and David J. Hegarty. The executive officers of RMR are: Adam D. Portnoy, President and Chief Executive Officer; Jennifer B. Clark, Executive Vice President and General Counsel; David J. Hegarty, Executive Vice President and Secretary; Mark L. Kleifges, Executive Vice President; Bruce J. Mackey Jr., Executive Vice President; John G. Murray, Executive Vice President; Thomas M. O’Brien, Executive Vice President; John C. Popeo, Executive Vice President; William J. Sheehan, Executive Vice President; David M. Blackman, Senior Vice President; Ethan S. Bornstein, Senior Vice President; Richard A. Doyle, Senior Vice President; Paul V. Hoagland, Senior Vice President; Matthew P. Jordan, Senior Vice President, Treasurer and Chief Financial Officer; David M. Lepore, Senior Vice President; Andrew J. Rebholz, Senior Vice President; and Mark R. Young, Senior Vice President. Adam D. Portnoy, David M. Lepore and John C. Popeo are also our executive officers. Certain executive officers of RMR also serve as officers of various companies to which RMR provides management services.

Employees.    We have no employees. Services which would be provided by employees are provided by RMR and by our Managing Trustees and officers. As of February 19, 2013, RMR had approximately 820 full time employees, including a headquarters staff and regional offices and personnel located throughout the United States.

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Excerpts from “Risk Factors” appearing in CommonWealth’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013.

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Risks Related to Our Relationship with RMR

We are dependent upon RMR to manage our business and implement our growth strategy.

We have no employees. Personnel and services that we require are provided to us under contracts with RMR. Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, identify and complete new acquisitions for us and to execute our financing strategy. Accordingly, our business is dependent upon RMR’s business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming a self managed company or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we pay RMR under our management agreements, and as a result our expenses may increase.

Our management structure and agreements and relationships with RMR may restrict our investment activities and may create conflicts of interest or the perception of such conflicts.

RMR is authorized to follow broad operating and investment guidelines and, therefore, has discretion in determining the types of properties that will be appropriate investments for us, as well as our individual operating and investment decisions. Our Board of Trustees periodically reviews our operating and investment guidelines and our operating activities and investments but it does not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our Board of Trustees relies primarily on information provided to it by RMR. RMR is beneficially owned by our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy.

In our management agreements with RMR, we acknowledge that RMR manages other businesses, including four other NYSE-listed REITs, and is not required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR has discretion to determine which investment opportunities to present to us or to other businesses it manages. Accordingly, we may lose investment opportunities to, and may compete for tenants with other businesses managed by RMR. We have also agreed with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement with respect to such property.

RMR also acts as the manager for four other NYSE-listed REITs: SNH, which primarily owns healthcare, senior living properties and medical office buildings; HPT, which owns hotels and travel centers; GOV, which owns properties that are majority leased to government tenants; and SIR, one of our consolidated subsidiaries which is focused on owning and investing in net leased, single tenant properties. RMR also provides services to other publicly and privately owned companies, including Five Star, which operates senior living communities; TA, which operates and franchises travel centers; and Sonesta, which operates, manages and franchises hotels, resorts and cruise ships. These multiple responsibilities to public companies and other businesses could create competition for the time and efforts of RMR and Barry M. Portnoy and Adam D. Portnoy. Also, RMR’s multiple responsibilities to us, SNH, GOV and SIR may create potential conflicts of interest, or the appearance of such conflicts of interest. In addition, we participate with RMR, SNH, HPT, GOV, SIR, Five Star and TA in a combined insurance program through Affiliates Insurance Company, or AIC, an Indiana insurance company. Along with RMR, SNH, HPT, GOV, SIR, Five Star and TA we have invested in AIC, and all of our Trustees are directors of AIC.

Barry M. Portnoy is Chairman and an employee of RMR, and Adam D. Portnoy is President, Chief Executive Officer and a director of RMR. Adam D. Portnoy is also our President. A majority of the members of our Board of Trustees, including our Independent Trustees, are members of one or more boards of trustees or directors of other public companies to which RMR provides management services. All of our executive officers are also officers of RMR. The foregoing individuals may hold equity in or positions with other companies to which RMR provides management services. Such equity ownership and positions by our trustees and officers could create, or appear to create, conflicts of interest with respect to matters involving us, RMR and its related parties.

Our management agreements with RMR were negotiated between related parties and may not be as favorable to us as they would have been if negotiated between unrelated parties.

We pay RMR fees based in part upon the historical cost of our investments (including acquisition costs) which at any time may be more or less than the fair market value of those investments, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR, plus an incentive fee based upon increases in our funds from operations (as defined in our management agreements with RMR). See “Business—Manager.” Our fee arrangements with RMR could encourage RMR to advocate acquisitions of properties, to undertake construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage our sales of properties. Our management agreements were negotiated between related parties, and the terms, including the fees payable to RMR, may not be as favorable to us as they would have been were they negotiated on an arm’s length basis between unrelated parties.

Our management agreements with RMR may discourage our change of control.

Termination of our management agreements with RMR would be a default under our revolving credit facility and our term loan unless approved by a majority of our lenders. RMR is able to terminate its management agreements with us if we experience a change of control. We may be unable to duplicate, without considerable cost increases, the quality and depth of management available to us by contracting with RMR if we become a self managed company or if we contract with unrelated third parties. For these reasons, our management agreements with RMR may discourage a change of control of us, including a change of control which might result in payment of a premium for our common shares.

Provisions in our transaction agreements with other RMR managed entities and our management agreements with RMR may restrict our investment activities and create conflicts of interest or the perception of conflicts of interest.

RMR’s management agreements with us restrict our ability to make investments in properties that are within the investment focus of another business now or in the future managed by RMR. In addition, RMR has discretion to determine whether a particular investment opportunity is within our investment focus or that of another business managed by RMR. Under our management agreements with RMR, we have also agreed to first offer any property within the principal investment focus of another REIT to which RMR provides management services to such REIT prior to entering into any sale or other disposition arrangement with respect to such property. In addition, our transaction agreements with SNH and GOV have restrictions on our right to make investments in properties that are within the investment focus of those other businesses. As a result of these contractual provisions, we have limited ability to invest in properties that are within the investment focus of other businesses managed by RMR. These agreements do not restrict our ability, or the ability of other businesses managed by RMR, to lease properties to any particular tenant, but our management agreements afford RMR discretion to determine which leasing opportunities to present to us or to other businesses managed by RMR. There is no assurance that any conflicts created by these agreements will be resolved in our favor.

The potential for conflicts of interest as a result of our management structure may provoke dissident shareholder activities that result in significant costs.

In the past, in particular following periods of volatility in the overall market or declines in the market price of a company’s securities, shareholder litigation, dissident shareholder trustee nominations and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. Our relationships with RMR, SIR, GOV, SNH, AIC, the other businesses and entities to which RMR provides management services, Barry M. Portnoy and Adam D. Portnoy and with RMR affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management’s attention.

We may experience losses from our business dealings with Affiliates Insurance Company.

We (excluding SIR) have invested approximately $5.2 million in AIC, we have purchased substantially all our property insurance in a program designed and reinsured in part by AIC, and we are currently investigating the possibilities to expand our relationship with AIC to other types of insurance. We (separately from SIR), RMR, SNH, GOV, SIR and three other companies to which RMR provides management services each own 12.5% of AIC, and we and those other AIC shareholders participate in a combined insurance program designed and reinsured in part by AIC. Our principal reason for investing in AIC and for purchasing insurance in these programs is to seek to improve our financial results by obtaining improved insurance coverages at lower costs than may be otherwise available to us or by participating in any profits which we may realize as an owner of AIC. These beneficial financial results may not occur, and we may need to invest additional capital in order to continue to pursue these results. AIC’s business involves the risks typical of an insurance business, including the risk that it may not operate profitably. Accordingly, our anticipated financial benefits from our business dealings with AIC may be delayed or not achieved, and we may experience losses from these dealings.

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Excerpts from “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Person Transactions” appearing in CommonWealth’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013.

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Related Person Transactions

We have relationships and historical and continuing transactions with our Trustees, our executive officers, RMR, SNH, GOV, SIR, AIC and other companies to which RMR provides management services and others affiliated with them. For example, we have no employees and personnel and various services we require to operate our business are provided to us by RMR pursuant to management agreements; and RMR is owned by our Managing Trustees. Also, as a further example, we have or had relationships with other companies to which RMR provides management services and which have trustees, directors and officers who are also trustees, directors or officers of ours or RMR, including: SNH, which is our former subsidiary and with which we have engaged in transactions from time to time, including our selling properties to SNH; GOV, which is also our former subsidiary, of which we are the largest shareholder and to which we have previously sold properties; SIR, which is a consolidated subsidiary of ours and to which we have transferred 251 properties in connection with SIR’s initial public offering; and we (separately from SIR), RMR, SNH, GOV, SIR and three other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company, and we and the other shareholders of AIC have property insurance in place providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. For further information about these and other such relationships and related person transactions, please see Note 10 to the Notes to Consolidated Financial Statements of this Annual Report, which is incorporated herein by reference, and the section captioned “Business” of this Annual Report. In addition, for more information about these transactions and relationships and about the risks that may arise as a result of these and other related person transactions and relationships, please see elsewhere in this Annual Report, including “Warning Concerning Forward Looking Statements” and “Risk Factors.” Copies of certain of our agreements with these related parties, including our and SIR’s business management agreements and property management agreements with RMR, various agreements we have entered with SNH, GOV and SIR and our shareholders agreement with AIC and its shareholders, are publicly available as exhibits to our public filings with the SEC and accessible at the SEC’s website at www.sec.gov.

We believe that our agreements with RMR, SNH, GOV, SIR and AIC are on commercially reasonable terms. We also believe that our relationships with RMR, SNH, GOV, SIR and AIC and their affiliated and related persons and entities benefit us and, in fact, provide us with competitive advantages in operating and growing our business.

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“Note 10 to the Notes to Consolidated Financial Statements” appearing in CommonWealth’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013.

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Note 10. Related Person Transactions

We have adopted written Governance Guidelines that address the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board of Trustees and our Board of Trustees reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction must be reviewed and approved or ratified by both (1) the affirmative vote of a majority of our entire Board of Trustees and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board of Trustees, or disinterested Trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies described above. In the case of transactions with us by RMR employees (other than our Trustees and executive officers) subject to our Code of Business Conduct and Ethics, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

We have no employees. Personnel and various services we require to operate our business are provided to us by RMR. We have two agreements with RMR to provide management and administrative services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. RMR also provides management and administrative services to SIR under separate business management and property management agreements with SIR.

RMR has approximately 820 employees. One of our Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Our other Managing Trustee, Mr. Adam Portnoy, who is also our President, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR. Each of our other executive officers is also an officer of RMR. SNH’s, GOV’s and SIR’s executive officers are officers of RMR, and SNH’s President and Chief Operating Officer is also a director of RMR. A majority of our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services. Mr. Barry Portnoy serves as a managing director or managing trustee of those companies, including SNH, GOV and SIR, and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies, including SNH, GOV and SIR. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

Our Board of Trustees has given our Compensation Committee, which is comprised exclusively of our Independent Trustees, authority to act on our behalf with respect to our management agreements with RMR. The charter of our Compensation Committee requires the Committee annually to review the terms of these agreements, evaluate RMR’s performance under the agreements and renew, amend, terminate or allow to expire the management agreements.

Our business management agreement with RMR provides for payment to RMR of a business management fee at an annual rate equal to (a) 0.7% of the historical cost of our real estate investments, as described in the business management agreement, located in the United States, Puerto Rico or Canada, for the first $250,000 of such investments, and 0.5% thereafter, plus (b) 1.0% of the historical cost of our real estate investments located outside the United States, Puerto Rico and Canada. In addition, RMR receives an incentive fee equal to 15% of the product of (i) the weighted average of our common shares outstanding on a fully diluted basis during a fiscal year and (ii) the excess, if any, of the FFO Per Share, as defined in the business management agreement, for such fiscal year over the FFO Per Share for the preceding fiscal year. The incentive fee is paid in our common shares and in any year shall not exceed $0.04 multiplied by the weighted average number of our common shares outstanding on a fully diluted basis during such fiscal year. Our common shares for these purposes are valued at the average closing prices of our common shares as reported on the NYSE during the month of December of the fiscal year to which the incentive fee pertains. Our investments in GOV and SIR, which are described below, are not counted for purposes of determining the business management fees payable by us to RMR. In determining the business management fee payable by us to RMR under the business management agreement, the historical cost of any assets we acquire from another REIT to which RMR provides business management or property management services, or an RMR Managed REIT, will be the applicable selling RMR Managed REIT’s historical costs for those properties, determined in the manner specified in our business management agreement, rather than our acquisition costs for those properties. In such an acquisition, the business management fee we pay to RMR in respect of the acquired properties would be expected to correspond to the reduction in the similar business management fee that the selling RMR Managed REIT pays to RMR, such that RMR would not be expected to receive an increase in the business management fees payable in aggregate by us and the selling RMR Managed REIT in respect of the acquired properties. The business management agreement also provides that, with certain exceptions, if we determine to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another RMR Managed REIT, we will first offer that property for purchase or disposition to that RMR Managed REIT and negotiate in good faith for such purchase or disposition. Pursuant to our business management agreement with RMR and, with respect to 2012, the business management agreement between SIR and RMR, the business management fees we and SIR paid to RMR on a consolidated basis were $43,646 for 2012, and for 2011 and 2010, the aggregate business management fees we paid to RMR were $39,203 and $34,734, respectively. These amounts are included in general and administrative expenses and income from discontinued operations, as appropriate, in our consolidated financial statements. No incentive fees were payable to RMR for 2012, 2011 or 2010.

Our property management agreement with RMR provides for management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs. In connection with our property management agreement with RMR and, with respect to 2012, the property management agreement between SIR and RMR, the aggregate property management and construction supervision fees we and SIR paid to RMR on a consolidated basis were $33,689 for 2012, and for 2011 and 2010, the aggregate property management and construction supervision fees that were payable to RMR were $30,315 and $27,498, respectively. These amounts are included in operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.

With respect to our investments in Australia, RMR agreed to waive half of the fees payable by us under the property management agreement and half of the business management fees related to real estate investments located outside of the United States, Puerto Rico and Canada, so long as our business and property management agreement with MacarthurCook Fund Management Limited, or MacarthurCook, with respect to those investments is in effect and we or any of our subsidiaries are paying fees under that agreement. MacarthurCook earned $1,814, $1,856 and $185 in 2012, 2011 and 2010, respectively, with respect to our Australian properties, which amounts are equal to the fees waived by RMR and excluded from the amounts that were payable to RMR during those years. Our contract with MacarthurCook terminated on January 31, 2013, and on that date we entered into a business and property management agreement, or the Australia Management Agreement, with RMR Australia Asset Management Pty Limited, or RMR Australia, for the benefit of CWH Australia Trust (formerly the MacarthurCook Industrial Property Fund), a subsidiary of ours, or CWHAT. The terms of the Australia Management Agreement are substantially similar to the terms of the management agreement we had with MacarthurCook. RMR Australia is owned by our Managing Trustees and it has been granted an Australian financial services license by the Australian Securities & Investments Commission. The Australia Management Agreement provides for compensation to RMR Australia for business management and real estate investment services at an annual rate equal to 0.5% of the average historical cost, including the cost of capital improvements, of CWHAT’s real estate investments, as described in the Australia Management Agreement. The Australia Management Agreement also provides for additional compensation to RMR Australia for property management services at an annual rate equal to 50% of the difference between 3.0% of collected gross rents, including reimbursed operating expenses and taxes, and the aggregate of all amounts paid or payable by or on behalf of CWHAT to third party property managers. Additionally, the Australia Management Agreement provides for further compensation to RMR Australia for construction supervision services at an annual rate equal to 50% of the difference between 5.0% of constructions costs and any amounts paid to third parties for construction management and/or supervision. Similar to our prior arrangement with respect to fees we paid to MacarthurCook, RMR has agreed to waive half of the fees payable by us under our property management agreement with RMR and half of the business management fees otherwise payable by us under our business management agreement with RMR related to real estate investments that are subject to the Australia Management Agreement for so long as the Australia Management Agreement is in effect and we or any of our subsidiaries are paying the fees under that agreement. The Australia Management Agreement was approved by our Compensation Committee, which is composed solely of Independent Trustees.

RMR also provides internal audit services to us in return for our pro rata share of the total internal audit costs incurred by RMR for us and other publicly owned companies managed by RMR and its affiliates, which amounts are subject to approval by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. Our and SIR’s share of RMR’s costs of providing this internal audit function was, on a consolidated basis, approximately $355, $240 and $213 for 2012, 2011 and 2010, respectively, which amounts are included in general and administrative expenses in our consolidated financial statements. These allocated costs are in addition to the business and property management fees we and SIR paid to RMR.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. We are not responsible for payment of RMR’s employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR employees who provide on-site property management services and our pro rata share of the staff employed by RMR who perform our internal audit function. Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

Both our business management agreement with RMR and our property management agreement with RMR automatically renew for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate either agreement upon 60 days’ prior written notice, and RMR may also terminate the property management agreement upon five business days’ notice if we undergo a change of control, as defined in the property management agreement. On December 11, 2012, we entered amendments to these agreements, which extended the term of the business management agreement until December 31, 2013, clarified certain currently existing policies in the business management agreement and changed certain procedures for the arbitration of disputes pursuant to these agreements.

Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, which include SNH, GOV and SIR, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR and that, in the event of conflict between us and any such other company, RMR shall in its discretion determine on which party’s behalf it shall act.

RMR also leases from us approximately 34,100 square feet of office space for 11 of its regional offices. We earned approximately $564, $566 and $498 in rental income from RMR in 2012, 2011 and 2010, respectively, which we believe was commercially reasonable rent for this office space, not all of which was leased to RMR for the entire three year period.

Under the Share Award Plan, we typically grant restricted shares to certain employees of RMR, some of whom are our officers. In 2012, 2011 and 2010, we granted a total of 71,617 restricted shares with an aggregate value of $1,111, 73,050 restricted shares with an aggregate value of $1,458 and 42,375 restricted shares with an aggregate value of $1,157, respectively, to such persons, based upon the closing price of our common shares on the NYSE on the dates of grants. One fifth of those restricted shares vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates. These share grants to RMR employees are in addition to the fees we pay to RMR. On occasion, we have entered into arrangements with former employees of RMR in connection with the termination of their employment with RMR, providing for the acceleration of vesting of restricted shares previously granted to them under our Share Award Plan.

SNH was formerly our 100% owned subsidiary. It was spun off to our shareholders in 1999. As of the date of this report, SNH owns 250,000 of our common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of SNH. In addition, one of our Independent Trustees, Mr. Frederick Zeytoonjian, is also an independent trustee of SNH. RMR provides management services to both us and SNH. The sale agreements and related transactions between us and SNH described below were negotiated and approved by special committees of each company’s board of trustees comprised solely of Independent Trustees who were not also Independent Trustees of the other company.

At the time of SNH’s spin off, we and SNH entered into a transaction agreement pursuant to which, among other things, we and SNH agreed that so long as we own 10% or more of SNH’s common shares, we and SNH engage the same manager or we and SNH have any common managing trustees: (1) we will not make any investment in senior apartments, congregate communities, assisted living properties, nursing homes or other healthcare properties, but excluding medical office properties, medical clinics and clinical laboratory buildings, without the prior approval of a majority of SNH’s independent trustees, and (2) SNH will not make any investment in office buildings, warehouses or malls, including medical office properties and clinical laboratory buildings, without the prior approval of a majority of our Independent Trustees.

In 2008, concurrently with our agreements to sell 47 medical office, clinic and biotech laboratory buildings to SNH for $562,000, we and SNH entered into an amendment to the transaction agreement to permit SNH, rather than us, to invest in medical office, clinic and biomedical, pharmaceutical and laboratory buildings. At the same time, we granted SNH a right of first refusal to purchase up to 45 additional identified properties that we owned and that were leased to tenants in medical related businesses in the event that we determined to sell such properties, including an indirect sale as a result of a change of control of us or our subsidiaries which owned those properties. Between November 2010 and January 2011, we sold 27 properties (approximately 2,803,000 square feet), which were majority leased to tenants in medical related businesses, to SNH for an aggregate sale price of $470,000, excluding closing costs. We recognized net gains totaling approximately $168,272 from these sales. In September 2011, we sold to SNH 13 additional properties (approximately 1,310,000 square feet), which were majority leased to tenants in medical related businesses, for an aggregate sale price of $167,000, excluding closing costs, and we recognized net gains totaling $7,846 from these sales. In connection with our September 2011 sale of 13 properties to SNH, we and SNH terminated the then existing SNH right of first refusal, as substantially all of the properties that were subject to that right of first refusal had been purchased by SNH. Our sale agreements with SNH include arbitration provisions for the resolution of disputes.

GOV was formerly our 100% owned subsidiary. We are GOV’s largest shareholder and, as of the date of this report, we own 9,950,000 common shares of GOV, which represents approximately 18.2% of GOV’s outstanding common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of GOV, and our President, Mr. Adam Portnoy, was the President of GOV from its formation in 2009 until January 2011. RMR provides management services to both us and GOV. The sale agreements between us and GOV described below and the transactions contemplated by those agreements, which we entered into with GOV after GOV became a separate public company, were negotiated and approved by special committees of each company’s board of trustees, comprised solely of Independent Trustees who are not also Independent Trustees of the other party to these agreements.

In June 2009, GOV completed an initial public offering pursuant to which GOV ceased to be a majority owned subsidiary of ours. In connection with this offering, we and GOV entered into a transaction agreement that governs our separation from and relationship with GOV. Pursuant to this transaction agreement, among other things, we and GOV agreed that, so long as we own in excess of 10% of GOV’s outstanding common shares, we and GOV engage the same manager or we and GOV have any common managing trustees: (1) we will not acquire ownership of properties that are majority leased to government tenants, unless a majority of GOV’s independent trustees who are not also our Trustees have determined not to make the acquisition; (2) GOV will not acquire ownership of office or industrial properties that are not majority leased to government tenants, unless a majority of our Independent Trustees who are not also GOV’s trustees have determined not to make the acquisition; and (3) GOV will have a right of first refusal to acquire any property owned by us that we determine to divest if the property is then majority leased to a government tenant, which right of first refusal will also apply in the event of an indirect sale of any such properties resulting from a change of control of us. The provisions described in (1) and (2) do not prevent GOV from continuing to own and lease its current properties or properties otherwise acquired by GOV that cease to be majority leased to government tenants following the termination of government tenancies; and, similarly, the provisions described in (1) and (2) also do not prohibit us from leasing our current or future properties to government tenants. We and GOV also agreed that disputes arising under the transaction agreement may be resolved by binding arbitration.

In June 2010, we entered into an agreement to sell 15 properties (approximately 1,900,000 square feet), which were majority leased to government tenants, to GOV for an aggregate sale price of $231,000, excluding closing costs. We completed the sales in 2010 and we recognized net gains totaling approximately $34,336, exclusive of deferred gains of $14,588 attributable to our ownership interest in GOV. These 15 properties were subject to the right of first refusal we granted to GOV in the transaction agreement described above. Our sale agreements with GOV include arbitration provisions for the resolution of disputes.

SIR was formerly our 100% owned subsidiary. We are SIR’s largest shareholder and SIR continues to be one of our consolidated subsidiaries. As of the date of this report, we own 22,000,000 common shares of SIR, which represents approximately 56.0% of SIR’s outstanding common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of SIR, and Mr. John Popeo, our Treasurer and Chief Financial Officer, also serves as the treasurer and chief financial officer of SIR. In addition, one of our Independent Trustees, Mr. William Lamkin, is an independent trustee of SIR.

In December 2011, SIR filed a registration statement with the SEC for an IPO of common shares as a REIT that is focused on owning and investing in net leased, single tenant properties. On February 16, 2012, we transferred 251 properties (approximately 21,400,000 square feet) to SIR, including substantially all of our commercial and industrial properties located in Oahu, Hawaii and 23 suburban office and industrial properties located throughout the mainland U.S. In exchange for our contribution of 251 properties to SIR, we received 22,000,000 SIR common shares and a $400,000 demand promissory note, or the Demand Note. On March 12, 2012, SIR completed the SIR IPO, in which it issued 9,200,000 of its common shares (including 1,200,000 common shares sold pursuant to the underwriters’ option to purchase additional shares) for net proceeds (after deducting underwriters’ discounts and commissions and estimated expenses) of $180,814. SIR applied those net proceeds, along with proceeds from drawings under SIR’s $500,000 revolving credit facility, to repay in full the Demand Note. SIR also reimbursed us for costs that we incurred in connection with SIR’s organization and preparation for the SIR IPO.

In connection with the SIR IPO, we and SIR entered into a transaction agreement that governs our separation from and relationship with SIR. The transaction agreement provides that, among other things, (1) the current assets and liabilities of the 251 properties that we transferred to SIR, as of the time of closing of the SIR IPO, were settled between us and SIR so that we will retain all pre-closing current assets and liabilities and SIR will assume all post-closing current assets and liabilities, and (2) SIR will indemnify us with respect to any liability relating to any property transferred by us to SIR, including any liability which relates to periods prior to SIR’s formation, other than the pre-closing current assets and current liabilities that we retained with respect to the 251 transferred properties.

We (excluding SIR), RMR, SNH, GOV, SIR and three other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company. All of our Trustees, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of both a majority of our entire Board of Trustees and a majority of our Independent Trustees. The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

As of December 31, 2012, we and SIR collectively have invested $10,544 in AIC since its formation in November 2008. SIR became a shareholder of AIC during the quarter ended June 30, 2012. We and SIR each use the equity method to account for this investment because we and SIR believe that we each have significant influence over AIC because all of our Trustees and all of SIR’s trustees are also directors of AIC. We and the other shareholders of AIC have purchased property insurance providing $500,000 of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program was modified and extended in June 2012 for a one year term, and we paid a premium, including taxes and fees, of $6,560 in connection with that renewal, which amount is the consolidated premium paid by us and SIR and which amount may be adjusted from time to time as we or SIR acquire or dispose of properties that are included in this program. Our annual premiums for this property insurance in 2011 and 2010 were $6,697 and $5,328, respectively. We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We and SIR may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

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“Related Person Transactions and Company Review of Such Transactions” appearing in CommonWealth’s Proxy Statement on Schedule 14A dated February 25, 2013 relating to its 2013 Annual Meeting of Shareholders, filed with the SEC on February 25, 2013.

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RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

We have adopted written Governance Guidelines that address the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction must be reviewed and approved or ratified by both (1) the affirmative vote of a majority of our entire

Board and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested Trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies described above. In the case of transactions with us by RMR employees (other than our Trustees and executive officers) subject to our Code of Business Conduct and Ethics, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

We have no employees. Personnel and various services we require to operate our business are provided to us by RMR. We have two agreements with RMR to provide management and administrative services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. RMR also provides management and administrative services to SIR under separate business management and property management agreements with SIR.

RMR has approximately 820 employees. One of our Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Our other Managing Trustee, Mr. Adam Portnoy, who is also our President, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR. Each of our other executive officers is also an officer of RMR. SNH’s, GOV’s and SIR’s executive officers are officers of RMR, and SNH’s President and Chief Operating Officer is also a director of RMR. A majority of our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services. Mr. Barry Portnoy serves as a managing director or managing trustee of those companies, including SNH, GOV and SIR, and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies, including SNH, GOV and SIR. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

Our Board has given our Compensation Committee, which is comprised exclusively of our Independent Trustees, authority to act on our behalf with respect to our management agreements with RMR. The charter of our Compensation Committee requires the Committee annually to review the terms of these agreements, evaluate RMR’s performance under the agreements and renew, amend, terminate or allow to expire the management agreements.

Our business management agreement with RMR provides for payment to RMR of a business management fee at an annual rate equal to (a) 0.7% of the historical cost of our real estate investments, as described in the business management agreement, located in the United States, Puerto Rico or Canada, for the first $250.0 million of such investments, and 0.5% thereafter, plus (b) 1.0% of the historical cost of our real estate investments located outside the United States, Puerto Rico and Canada. In addition, RMR receives an incentive fee equal to 15% of the product of (i) the weighted average of our common shares outstanding on a fully diluted basis during a fiscal year and (ii) the excess, if any, of the FFO Per Share, as defined in the business management agreement, for such fiscal year over the FFO Per Share for the preceding fiscal year. The incentive fee is paid in our common shares and in any year shall not exceed $0.04 multiplied by the weighted average number of our common shares outstanding on a fully diluted basis during such fiscal year. Our common shares for these purposes are valued at the average closing prices of our common shares as reported on the NYSE during the month of December of the fiscal year to which the incentive fee pertains. Our investments in GOV and SIR, which are described below, are not counted for purposes of determining the business management fees payable by us to RMR. In determining the business management fee payable by us to RMR under the business management agreement, the historical cost of any assets we acquire from another REIT to which RMR provides business management or property management services, or an RMR Managed REIT, will be the applicable selling RMR Managed REIT’s historical costs for those properties, determined in the manner specified in our business management agreement, rather than our acquisition costs for those properties. In such an acquisition, the business management fee we pay to RMR in respect of the acquired properties would be expected to correspond to the reduction in the similar business management fee that the selling RMR Managed REIT pays to RMR, such that RMR would not be expected to receive an increase in the business management fees payable in aggregate by us and the selling RMR Managed REIT in respect of the acquired properties. The business management agreement also provides that, with certain exceptions, if we determine to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another RMR Managed REIT, we will first offer that property for purchase or disposition to that RMR Managed REIT and negotiate in good faith for such purchase or disposition. Pursuant to our business management agreement with RMR and the business management agreement between SIR and RMR, the business management fees we and SIR paid to RMR on a consolidated basis were $43.6 million for 2012. No incentive fee was payable to RMR for 2012.

Our property management agreement with RMR provides for management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs. In connection with our property management agreement with RMR and the property management agreement between SIR and RMR, the aggregate property management and construction supervision fees we and SIR paid to RMR on a consolidated basis were $33.7 million for 2012.

With respect to our investments in Australia, RMR has agreed to waive half of the fees payable by us under the property management agreement and half of the business management fees related to real estate investments located outside of the United States, Puerto Rico and Canada, so long as our business and property management agreement with MacarthurCook Fund Management Limited, or MacarthurCook, with respect to those investments is in effect and we or any of our subsidiaries are paying fees under that agreement. MacarthurCook earned $1.8 million in 2012 with respect to our Australian properties, which amount is equal to the fees waived by RMR and excluded from the amounts that were payable to RMR during 2012. Our contract with MacarthurCook terminated on January 31, 2013, and on that date we entered into a business and property management agreement, or the Australia Management Agreement, with RMR Australia Asset Management Pty Limited, or RMR Australia, for the benefit of CWH Australia Trust

(formerly the MacarthurCook Industrial Property Fund), a subsidiary of ours, or CWHAT. The terms of the Australia Management Agreement are substantially similar to the terms of the management agreement we had with MacarthurCook. RMR Australia is owned by our Managing Trustees and it has been granted an Australian financial services license by the Australian Securities & Investments Commission. The Australia Management Agreement provides for compensation to RMR Australia for business management and real estate investment services at an annual rate equal to 0.5% of the average historical cost, including the cost of capital improvements, of CWHAT’s real estate investments, as described in the Australia Management Agreement. The Australia Management Agreement also provides for additional compensation to RMR Australia for property management services at an annual rate equal to 50% of the difference between 3.0% of collected gross rents, including reimbursed operating expenses and taxes, and the aggregate of all amounts paid or payable by or on behalf of CWHAT to third party property managers. Additionally, the Australia Management Agreement provides for further compensation to RMR Australia for construction supervision services at an annual rate equal to 50% of the difference between 5.0% of constructions costs and any amounts paid to third parties for construction management and/or supervision. Similar to our prior arrangement with respect to fees we paid to MacarthurCook, RMR has agreed to waive half of the fees payable by us under our property management agreement with RMR and half of the business management fees otherwise payable by us under our business management agreement with RMR related to real estate investments that are subject to the Australia Management Agreement for so long as the Australia Management Agreement is in effect and we or any of our subsidiaries are paying the fees under that agreement. The Australia Management Agreement was approved by our Compensation Committee, which is composed solely of Independent Trustees.

RMR also provides internal audit services to us in return for our share of the total internal audit costs incurred by RMR for us and other publicly owned companies managed by RMR and its affiliates, which amounts are subject to approval by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. Our and SIR’s share of RMR’s costs of providing this internal audit function was, on a consolidated basis, approximately $0.4 million for 2012. These allocated costs are in addition to the business and property management fees we and SIR paid to RMR.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. We are not responsible for payment of RMR’s employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR employees who provide on-site property management services and our pro rata share of the staff employed by RMR who perform our internal audit function. Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

Both our business management agreement with RMR and our property management agreement with RMR automatically renew for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate either agreement upon 60 days’ prior written notice, and RMR may also terminate the property management agreement upon five business days’ notice if we undergo a change of control, as defined in the property management agreement. On December 11, 2012, we entered amendments to these agreements, which extended the term of the business management agreement until December 31, 2013, clarified certain currently existing policies in the business management agreement and changed certain procedures for the arbitration of disputes pursuant to these agreements.

Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, which include SNH, GOV and SIR, and will not be required to present us with opportunities to invest in properties that are primarily of a type that are within the investment focus of another business now or in the future managed by RMR and that, in the event of conflict between us and any such other company, RMR shall in its discretion determine on which party’s behalf it shall act.

RMR also leases from us approximately 34,100 square feet of office space for eleven of its regional offices. We earned approximately $0.6 million in rental income from RMR in 2012, which we believe was commercially reasonable rent for this office space, not all of which was leased to RMR for the entire period.

Under our share award plan, we typically grant restricted shares to certain employees of RMR, some of whom are our officers. In 2012, we granted a total of 71,617 restricted shares with an aggregate value of $1.1 million to such persons, based upon the closing price of our common shares on the NYSE on the date of grant. One fifth of those restricted shares vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These share grants to RMR employees are in addition to the fees we pay to RMR. On occasion, we have entered into arrangements with former employees of RMR in connection with the termination of their employment with RMR, providing for the acceleration of vesting of restricted shares previously granted to them under our share award plan.

SNH was formerly our 100% owned subsidiary. It was spun off to our shareholders in 1999. As of the date of this report, SNH owns 250,000 of our common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of SNH. In addition, one of our Independent Trustees, Mr. Frederick Zeytoonjian, is also an independent trustee of SNH. RMR provides management services to both us and SNH.

At the time of SNH’s spin off, we and SNH entered into a transaction agreement pursuant to which, among other things, we and SNH agreed that so long as we own 10% or more of SNH’s common shares, we and SNH engage the same manager or we and SNH have any common managing trustees: (1) we will not make any investment in senior apartments, congregate communities, assisted living properties, nursing homes or other healthcare properties, but excluding medical office properties, medical clinics and clinical laboratory buildings, without the prior approval of a majority of SNH’s independent trustees, and (2) SNH will not make any investment in office buildings, warehouses or malls, including medical office properties and clinical laboratory buildings without the prior approval of a majority of our Independent

Trustees. We and SNH subsequently agreed to permit SNH, rather than us, to invest in medical office, clinic and biomedical, pharmaceutical and laboratory buildings.

GOV was formerly our 100% owned subsidiary. We are GOV’s largest shareholder and, as of the date of this report, we own 9,950,000 common shares of GOV, which represents approximately 18.2% of GOV’s outstanding common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of GOV, and our President, Mr. Adam Portnoy, was the President of GOV from its formation in 2009 until January 2011. RMR provides management services to both us and GOV.

In June 2009, GOV completed an IPO pursuant to which GOV ceased to be a majority owned subsidiary of ours. In connection with this offering, we and GOV entered into a transaction agreement that governs our separation from and relationship with GOV. Pursuant to this transaction agreement, among other things, we and GOV agreed that, so long as we own in excess of 10% of GOV’s outstanding common shares, we and GOV engage the same manager or we and GOV have any common managing trustees: (1) we will not acquire ownership of properties that are majority leased to government tenants, unless a majority of GOV’s independent trustees who are not also our Trustees have determined not to make the acquisition; (2) GOV will not acquire ownership of office or industrial properties that are not majority leased to government tenants, unless a majority of our Independent Trustees who are not also GOV’s trustees have determined not to make the acquisition; and (3) GOV will have a right of first refusal to acquire any property owned by us that we determine to divest if the property is then majority leased to a government tenant, which right of first refusal will also apply in the event of an indirect sale of any such properties resulting from a change of control of us. The provisions described in (1) and (2) do not prevent GOV from continuing to own and lease its current properties or properties otherwise acquired by GOV that cease to be majority leased to government tenants following the termination of government tenancies; and, similarly, the provisions described in (1) and (2) also do not prohibit us from leasing our current or future properties to government tenants. We and GOV also agreed that disputes arising under the transaction agreement may be resolved by binding arbitration.

SIR was formerly our 100% owned subsidiary. We are SIR’s largest shareholder and SIR continues to be one of our consolidated subsidiaries. As of the date of this report, we own 22,000,000 common shares of SIR, which represents approximately 56.0% of SIR’s outstanding common shares. Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of SIR, and Mr. John Popeo, our Treasurer and Chief Financial Officer, also serves as the treasurer and chief financial officer of SIR. In addition, one of our Independent Trustees, Mr. William Lamkin, is an independent trustee of SIR. In December 2011, SIR filed a registration statement with the SEC for an IPO, of common shares as a REIT that is focused on owning and investing in net leased, single tenant properties. On February 16, 2012, we transferred 251 properties (approximately 21.4 million square feet) to SIR, including substantially all of our commercial and industrial properties located in Oahu, Hawaii and 23 suburban office and industrial properties located throughout the mainland U.S. In exchange for our contribution of 251 properties to SIR, we received 22,000,000 SIR common shares and a $400.0 million demand promissory note, or the Demand Note. On March 12, 2012, SIR completed its IPO, or the SIR IPO, in which it issued 9,200,000 of its common shares (including 1,200,000 common shares sold pursuant to the underwriters’ over allotment option) for net proceeds (after deducting underwriters’ discounts and commissions and estimated expenses) of $180.8 million. SIR applied those net proceeds, along with proceeds from drawings under SIR’s $500.0 million revolving credit facility, to repay in full the Demand Note. SIR also reimbursed us for costs that we incurred in connection with SIR’s organization and preparation for the SIR IPO.

In connection with the SIR IPO, we and SIR entered into a transaction agreement that governs our separation from and relationship with SIR. The transaction agreement provides that, among other things, (1) the current assets and liabilities of the 251 properties that we transferred to SIR, as of the time of closing of the SIR IPO, were settled between us and SIR so that we will retain all pre-closing current assets and liabilities and SIR will assume all post-closing current assets and liabilities and (2) SIR will indemnify us with respect to any liability relating to any property transferred by us to SIR, including any liability which relates to periods prior to SIR’s formation, other than the pre-closing current assets and current liabilities that we retained with respect to the 251 transferred properties.

We (excluding SIR), RMR, SNH, GOV, SIR and three other companies to which RMR provides management services each currently own 12.5% of Affiliates Insurance Company, or AIC, an Indiana insurance company. All of our Trustees, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of both a majority of our entire Board and a majority of our Independent Trustees. The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

As of the date of this proxy statement, we and SIR collectively have invested $10.5 million in AIC since its formation in November 2008. SIR became a shareholder of AIC during the quarter ended June 30, 2012. For 2012, we and SIR recognized on a consolidated basis $0.6 million related to our investment in AIC. We and the other shareholders of AIC have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program was modified and extended in June 2012 for a one year term, and we paid a premium, including taxes and fees, of $6.6 million in connection with that renewal, which amount is the consolidated premium paid by us and SIR and which amount may be adjusted from time to time as we or SIR acquire or dispose of properties that are included in this program. We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We and SIR may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

The foregoing descriptions of our agreements with RMR, SNH, GOV, SIR and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2012. In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC’s website at www.sec.gov.

We believe that our agreements with RMR, SNH, GOV, SIR and AIC are on commercially reasonable terms. We also believe that our relationships with RMR, SNH, GOV, SIR and AIC and their affiliated and related persons and entities benefit us and, in fact, provide us with competitive advantages in operating and growing our business.

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Excerpt from Item 8.01 appearing in CommonWealth’s Current Report on Form 8-K filed with the SEC on March 18, 2013.

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On March 15, 2013, CommonWealth REIT, or we or our, sold all 9,950,000 common shares of beneficial interest, or common shares, that we owned of Government Properties Income Trust, or GOV, in a public offering for $25.20 per common share, raising gross proceeds of $250.7 million ($239.7 million net of underwriting discount and other estimated expenses).  We expect to use the net proceeds from this sale to repay indebtedness, including amounts borrowed under our revolving credit facility to fund, in part, the purchase price of our senior notes that were tendered in our debt tender offer, and for general corporate purposes.  GOV is a real estate investment trust which primarily owns properties that are majority leased to government tenants and was our wholly owned subsidiary until GOV’s initial public offering in June 2009 when it became a separate public company.

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